Exhibit 10.1

CONSULTANT SERVICES AGREEMENT

                      THIS CONSULTANT SERVICES AGREEMENT is made and dated for reference effective as of the 24th day of February, 2012.

BETWEEN:

GBS ENTERPRISES, INC., a company incorporated under the laws of the State of Nevada, U.S.A. and any affiliate or subsidiary, if any, and having his headquarters and an executive office and an address for notice and delivery located at 585 Molly Lane, Woodstock, GA 30189, U.S.A.,

(the "Company");

OF THE FIRST PART

AND:

Green Minds Venture GmbH, a company incorporated under the laws of Germany, and having an executive office and an address for notice and delivery located at Unterer Hardthof 13b, 35398 Gießen, Germany

(the "Vendor");

OF THE SECOND PART

and

the Company and the Vendor being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires.

 WHEREAS:

A. The Company desires to receive services from Vendor under the terms, conditions and benefits as hereinafter described.

B. Vendor desires to render services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CONSULTING AND RESPONSIBILITIES

1.1 Executive Services: The vendor provides Executive Services (the “Executive Services”) as further described subject to the direction for the Company’s Chief Executive Officer and board of directors (the “Board”).

1.2   Assignment of Duties. Executive Services shall be such duties as may be assigned to Vendor from time to time by the Board and the Chief Executive Officer, consistent with the responsibilities of the position of a Chief Financial Officer. All such Executive Services shall be performed outside the United States of America.

1.3   Vendor’s Devotion of Time. Vendor shall devote such portion of Vendors’s time, abilities and energy to the faithful performance of the duties assigned to vendor under this Agreement and the promotion of the business affairs of the Company as may be necessary to fulfill his obligations hereunder. Executive Services may also be rendered by one or more subsidiaries of the Company and shall devote Vendor's full abilities and energy to the faithful performance of duties to the Company and his subsidiaries. Vendor shall not divert any business opportunities from the Company to any other person or business entity.

1.4   Conflicting Activities. Vendor shall not, during the term of this Agreement, be engaged in any other conflicting business activity without the prior written consent of the Board; provided, however, that this restriction shall not be construed as preventing Vendor from investing Vendor's personal assets and time in publicly listed companies that are not in competition with the Company or his affiliates, provided that Vendor shall not own more than five percent (5%) of the outstanding securities of any such publicly listed companies.

ARTICLE II
COMPENSATION

During the Term (as defined below), the Company shall pay Vendor the following remuneration:

2.1   Base Payment. In consideration of the services to be rendered by Vendor to the Company, the Company will pay to Vendor a monthly amount of US$ 11,450.00 plus any taxes such as VAT (the “Base Payment”), which shall be adjusted from time to time as determined by the Company or the Board based upon the Company's performance as well as Vendor meeting certain performance objectives. Any Base Payment earned shall be paid to the bank account provided by Vendor on the last business day of each month.

2.2   Bonus. During the Term, Vendor will be eligible to earn bonuses as determined by the Board based upon Vendor’s and the Company’s performance as follows:

(i) A cash payment of US$20,000.00 plus any taxes such as VAT, if the Company’s stock [Symbol: GBSX] is trading above $5.00 for a consecutive period of 3-month prior to the end of the Company’s fiscal year 2012/2013; a cash payment of US$30,000.00 plus any taxes such as VAT, if the Company’s stock is trading above $7.50 for a consecutive period of 3-month prior to the end of the Company’s fiscal year 2013/2014;

(ii) A cash payment of US$25,000.00 plus any taxes such as VAT, if the Company is trading at AMEX for a consecutive period of 3-month, and a cash payment of US$50,000.00 plus any taxes such as VAT, if the Company’s stock is trading at NYSE or NASDAQ for a consecutive period of 3-month;

(iii) An annual cash payment equal to 7% of the Company’s fiscal year Operating income (before taxes and bonuses) up to a maximum amount of US$250,000.00 plus any taxes such as VAT per each fiscal year.

Any bonus earned shall be paid within ninety (90) days following the then current Company's fiscal year end.

2.3   Compensatory Equity. Vendor will be awarded options (the “Options) to acquire shares of common stock of the Company (the “Shares”) in the amount of 200,000 Shares subject to the terms and conditions of the Company’s 2011 ESOP.

2.4   Benefits. During the Term, Vendor will not be eligible to participate in the Company's employee benefit plans, except coverage for all Executive Services or consultancy delivered by Vendor in the Company’s D & O liabilities insurance.

2.5   Expenses. The Company shall pay or reimburse Vendor for all reasonable business expenses including, without limitation, cell phones, personal digital assistants (PDA) devices, business travel expenses, reasonably incurred or paid by Vendor in the performance of his responsibilities hereunder in accordance with the Company's prevailing policy and practice relating to reimbursements as modified from time to time. Vendor must provide substantiation and documentation of these expenses to the Company in accordance with Company policy in order to receive reimbursement.

ARTICLE III
TERM

3.1   The Company shall receive services from Vendor on the terms and conditions set forth herein during the period commencing on the date of this Agreement and ending on March 31, 2014 unless terminated earlier in accordance with ARTICLE IV (the "Term"). Thereafter the Term will continue on a six-month to six-month basis until either party provides the other party written notice at least thirty (30) days prior to expiration of the applicable Term. Expiration of the Term shall not be considered Good Reason or a termination of Vendor's Executive Services to the Company without Cause. Unless the Company requests otherwise in writing, upon termination of Vendor's Executive Services for any reason, Vendor shall be deemed to have immediately resigned all of his staff from all positions with the Company if so (and his affiliates) as of Vendor's last day of delivering Executive Services (the "Termination Date").

ARTICLE IV
TERMINATION

4.1   Accrued Payments. Vendor's Executive Services under this Agreement may be terminated prior to the end of the Term as follows in this ARTICLE IV. Except as otherwise provided herein, upon termination of Vendor's Executive Services for any reason, on the Termination Date Vendor shall receive the "Accrued Payments" which shall consist of: (i) earned but unpaid Base Payments; (ii) unused vacation days, if any, to the extent accrued through the Termination Date; and (iii) payment of any outstanding reimbursable business expenses.

4.2   At Vendor's Option. Vendor may terminate his Executive Services upon a six-month’s prior written notice or by payment to the Company of an amount equal to the Base Salary in lieu of such notice under this Agreement at any time for any reason. In the event of a termination of his Executive Services under this Agreement by Vendor, he shall be entitled to the Accrued Payments.

4.3   Termination for Cause. The Company may terminate Vendor's Executive Services under this Agreement for Cause at any time upon prior written notice to Vendor. Termination by the Company shall constitute a termination for "Cause" if such termination is for one or more of the following reasons:

4.3.1   The failure or refusal of Vendor to fulfill his obligations under this Agreement (other than by reason of his Disability (as defined below)) or the material breach by Vendor of any of the terms of this Agreement which is not cured within 15 days written notice to Vendor identifying the nature of the failure;

4.3.2   Gross negligence, a material breach by Vendor of his fiduciary duties or the commission by Vendor of an act of fraud or embezzlement or his misappropriation of any money or other assets or property (whether tangible or intangible) of the Company or his subsidiaries;

4.3.3 Vendor's engagement in conduct resulting in a material injury to the business, financial condition or operations of the Company or his subsidiaries and which is not authorized by the Board;

4.3.4 Declaration by competent authorities of Vendor’s bankruptcy or loss of professional qualification; or

4.3.5 The conviction of, or plea of guilty or nolo contendere by, Vendor of a felony or any crime or civil violation involving moral turpitude.

In the event of a termination of Vendor's Executive Services for Cause, Vendor shall be entitled only to the Accrued Payments.

4.4   At the Election of the Company without Cause. The Company may terminate Vendor's Executive Services upon a month’s prior written notice under this Agreement without Cause, in which event, then in addition to the Accrued Payments, Vendor will be eligible to receive a Compensation Package (as defined below) subject to Section 4.7. The compensation benefits payable to Vendor (the "Compensation Package")

(i) in the event termination without cause is effective on or before March 31, 2013, will consist of the balance of the initial term or eighteen (18) months, whichever is greater;

(ii) in the event termination without cause is effective between April 1, 2013 and on or before March 31, 2014, will consist of the balance of the initial term or twelve (12) months, whichever is greater;

(iii) in any other event, will consist of six (6) months

of Vendor’s Base Payment then in effect on the Termination Date, with such cash compensation payments payable to Vendor in substantially equal monthly installments commencing as of the last day of the month of the Termination Date (provided however that the first installment will not be paid until the Section 4.6 Release has become effective and further provided that such first installment will be a larger amount to account for the passage of time following the Termination Date in case such first payment occurs more than one month after its scheduled date of payment).

4.5   Termination due to Disability. In the event that Vendor is unable to fulfill his obligations due to illness of his staff, injury of his staff or other disabilities (“Disabilities”), the Company may, after a grace period of 90 days, if and as permissible under applicable laws, stop paying all or portion of his Base Salary and, if Vendor is unable to fulfill his obligations for more than ninety (90) days during any twelvemonth period due to Disabilities, the Company may terminate his Executive Services on a month’s prior written notice.

4.6   Resignation for Good Reason. If Vendor terminates his Executive Services for Good Reason, then in addition to the Accrued Payments, Vendor shall be eligible to receive the Compensation Package subject to Section 4.7. Payments of the Compensation Package shall be made at the same times specified in Section 4.4. "Good Reason" shall mean (i) a material diminution in Vendor’s authority, duties or responsibilities; (ii) any reduction in the Base Payment exceeding more than 20% of the overall yearly Base Payment and is not across the management board due to performance of the Company; (iii) declaration by competent authorities of the Company’s bankruptcy; (iv) the Company’s material violation of the law; or (v) the Company's material breach of this Agreement. For purposes of this Agreement, Vendor may resign his Executive Services from the Company for "Good Reason" within sixty (60) days after the date that any one of the Good Reason events listed above has first occurred without Vendor's written consent. Vendor's resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after his receipt of Vendor's written notice (such notice shall describe in detail the basis and underlying facts supporting Vendor's belief that a Good Reason event has occurred). Such written notice must be provided by Vendor to the Company within 30 days of the initial existence of the alleged Good Reason event. Failure to timely provide such written notice to the Company means that Vendor will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Vendor may either resign his Executive Services without Good Reason or Vendor may continue to remain employed subject to the terms of this Agreement.

4.7   Release of Claims and Covenant Not to Sue. The Compensation Package will be paid if and only if Vendor timely satisfies all of the following conditions: (i) Vendor complies with all surviving provisions of this Agreement; (ii) Vendor executes (and does not revoke) a release of claims and covenant to use (the "Release") substantially in the form provided in the attached Exhibit A (and as may be reasonably modified by the Company) and remains in full compliance with such Release and (iii) such Release must become effective within 60 days after the Termination Date.

4.8   Covenants. As a condition of this Agreement and to Vendor's receipt of any post-Executive Services benefits, Vendor agrees that Vendor will fully and timely comply with all of the covenants set forth in this Section (which shall survive the Termination Date).

4.8.1   Upon the Termination Date, Vendor shall execute the Company's Proprietary Information Agreement Termination Certification (or his successor agreement);

4.8.2   Upon the Termination Date, Vendor shall return to the Company all Company property including, but not limited to, company automobiles, computers, cell phones, pagers, keys, laboratory notebooks, business cards, intellectual property, etc. and Vendor shall not retain any copies, facsimiles or summaries of any Company proprietary information;

4.8.3   Vendor will fully pay off any outstanding advances, loans or debts owed to the Company no later than their applicable due date or the Termination Date (if no other due date has been previously established);

4.8.4   Vendor will submit any outstanding business expense reports to the Company prior to the Termination Date;

4.8.5   Vendor will not at any time during and subsequent to Vendor's period of Executive Services with the Company make any disparaging statements (oral or written) about the Company, or any of his affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or work-in-progress, in any manner that might be harmful to their businesses, business reputations or personal reputations;

4.8.6   As of the Termination Date, Vendor will no longer represent that Vendor represents the Company and Vendor will immediately discontinue using Company’s mailing address, telephone, facsimile machines, voice mail and e-mail;

4.8.7   Vendor acknowledges that (i) upon a violation of any of the covenants contained in this Section 4.8 of this Agreement or (ii) if the Company is terminating Vendor's Executive Services for Cause, the Company would as a result sustain irreparable harm, and, therefore, Vendor agrees that in addition to any other remedies which the Company may have, the Company shall be entitled to obtain equitable relief including specific performance and injunctions restraining Vendor from committing or continuing any such violation; and

4.8.8   Vendor shall, upon the Company's request and without any payment therefore, reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any legal matters involving events that occurred during Vendor's period of Executive Services with the Company.

ARTICLE V
TAXES

5.1   Vendor Tax Obligations. Anything to the contrary notwithstanding, all payments made under this Agreement to Vendor or Vendor's estate or beneficiaries will not be subject to tax withholding pursuant to any applicable laws or regulations. Vendor will be solely liable and responsible for the payment of Vendor's taxes, if any, payable to the authorities in any applicable state or country Vendor is performing services as described herein.

5.2   Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (the "Code"), to the extent applicable. In the event this Agreement or any benefit paid to Vendor hereunder is deemed to be subject to Code Section 409A, Vendor consents to the Company adopting such conforming amendments as the Company deems necessary, in his reasonable discretion, to comply with Code Section 409A. In addition the company’s conforming amendments are not allowed to lead to additional tax payments other than already made to the local tax authorities in Germany or any other country from where Vendor is conducting his business. In addition, if Vendor’s Executive Services are specified employee (within the meaning of Code Section 409A) at the time of Vendor's separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Vendor under this Agreement will be delayed and instead paid (without interest) to Vendor upon the earlier of the first business day of the seventh month following Vendor's separation from service or ten business days after Vendor's death.

5.3   Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Vendor's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Executive Services agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

Vendor shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, Vendor may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

Unless Vendor and the Company agree otherwise in writing, any determination required under this Section 5.3 shall be made in writing by an independent accountant selected by the Company (the "Accountant") whose determination shall be conclusive and binding. Vendor and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section.

ARTICLE VI
PROPRIETARY INFORMATION AND INVENTIONS.

6.1   Concurrently with the execution of this Agreement, and in consideration of the payments and benefits provided to Vendor under this Agreement, Vendor assure that his staff involved in delivering Executive Services has entered into the Company's Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B.

ARTICLE VII
DUTY OF LOYALTY

7.1   Non-Competition. During the term of this Agreement, and within six (6) months after the Termination Date, Vendor will not engage in any Executive Services, business, or activity that is in any way competitive with the business or proposed business of the Company, or assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7.2   Non-Solicitation. During the term of this Agreement, Vendor will not encourage any customer, employee or consultant of the Company to discontinue, substantially reduce or materially alter their business relationship with the Company in a manner that is detrimental to the Company.

7.3   Injunctive Relief. Vendor expressly agrees that the covenants set forth in Sections 7.1 and 7.2 are reasonable and necessary to protect the Company and itslegitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company. Vendor also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Sections 7.1 or 7.2 by Vendor, and that injunctive relief against Vendor is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief.

ARTICLE VIII
MISCELLANEOUS

8.1   Governing Law and Choice of Forum. This Agreement shall be interpreted and governed by the laws of the State of Nevada and, as applicable, the laws of the United States, without giving effect to the principles of choice of law or conflicts of laws of Nevada.

8.2   Authority. Each party warrants that it has proper authority to enter into this Agreement. Execute represents and warrants to the Company that the execution or performance of this Agreement does not and will not constitute a breach of any other agreement to which it is a party or bound.

8.3   Interpretation. The captions in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. Both the Company and Vendor have had the opportunity to consult with an attorney of his choice before executing this Agreement. Accordingly this Agreement shall be construed in accordance with its fair meaning and not strictly for or against either party.

8.4   Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

8.5   Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

8.6   Entire Agreement. This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter contained in this Agreement and merges all prior and contemporaneous discussions and agreements between them. Any modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by authorized representatives of the party against whom such modification is sought to be enforced. All notices pursuant to this Agreement must be in writing (which may be by facsimile or electronic transmission) to be effective and shall be deemed to have been given on the day actually delivered or received (upon confirmation thereof). All notices to Vendor shall be addressed to the address set forth below his and all the notices to the Company shall be sent to the Company's headquarters.

8.7   Assignment. The Company shall have the right to assign its duties, obligations and/or rights under this Agreement to any entity or person it chooses, at any time and without the consent of Vendor. In the case of assignment, the assignee shall be deemed to be the Company for all purposes under this Agreement. Vendor shall have the right to assign his duties or responsibilities under this Agreement to any entity or person it chooses, at any time and without the consent of Company. With the above qualifications, this Agreement shall inure to the benefit of, and be binding upon, the parties to this Agreement, and their respective executors, administrators, successors and assigns.

8.8   Attorneys' Fees. In the event of any disputes arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other fees and costs related thereto.

8.9   Counterparts. This Agreement may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in portable document format or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party's a signature. Each such counterpart and facsimile or PDF signature shall constitute an original and all of which together shall constitute one and the same original.

GBS Enterprises Incorporated	Green Minds Venture GmbH

By: /s/ Joerg Ott	By: /s/ Markus Ernst
Name: Joerg Ott	Name: Markus Ernst
Title: Chief Vendor Officer

EXHIBIT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This Release of Claims and Covenant Not To Sue (the "Release") is entered into by ______________ ("Vendor"). This Release is effective only if (i) it has been executed by Vendor after his termination of Executive Services with GBS Enterprises Incorporated (the "Company"), (ii) such executed Release has been provided to the Company on or before [DATE] and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below (the "Effective Date"). The Company and Vendor are collectively referred to herein as the Parties.

WHEREAS, Vendor was a management consulting company delivering Executive Services;

WHEREAS, pursuant to Vendor Executive Services Agreement executed by the Parties on [_________], 2011 (the "Compensation Agreement"), Vendor is eligible for specified compensation benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, Vendor's execution and non-revocation of this Release;

WHEREAS, Vendor's Executive Services were terminated [by the Company without Cause] [by Vendor for Good Reason] (as defined in the Compensation Agreement) on [DATE] (the “Separation Date"); and

WHEREAS, pursuant to the terms of the Compensation Agreement, the Company has determined to treat the termination of Vendor’s Executive Services as eligible for payment of certain separation benefits provided in the Compensation Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound, Vendor agrees as follows:

1.   Termination of Executive Services. Vendor acknowledges and agrees that Vendor’s Executive Services with the Company terminated as of the close of business on the Separation Date. As of the Separation Date, Vendor agrees that he no longer holds any positions or offices with the Company and no longer provides any Executive Services. to the Company.

2.   Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Release and the Compensation Agreement and in satisfaction of all of the Company's obligations to Vendor and further provided that (i) this Release is signed by Vendor and not revoked by Vendor under Section 5(c) herein and (ii) Vendor remains in continuing compliance with all of the terms of this Release and the Compensation Agreement, Vendor is eligible to receive the Compensation Package benefits specified in Section 5.3 of the Compensation Agreement.

3.   Integration. This Release and the Compensation Agreement (and any agreements referenced therein) represents the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements whether written or oral.

4.   Right to Advice of Counsel. Vendor acknowledges that Vendor has had the opportunity to fully review this Release and, if Vendor so chooses, to consult with counsel, and is fully aware of Vendor’s rights and obligations under this Release.

5.   Vendor's Release of Claims. Vendor hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action ("Claims"), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Vendor has or claims to have, now or hereafter, against the Company and his divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of his or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the "Releasees"), including, but not limited to, any Claims arising out of or relating in any way to Vendor’s Executive Services at the Company and the termination thereof. Without limiting the foregoing, Vendor hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Executive Services Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), Nevada statutory or common law, and federal statutory law, or any Claim for Compensation pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing herein shall release any rights to indemnification Vendor may have in connection with Vendor's actions taken in the course of his duties with the Company. This release shall not apply to any claims that may not be waived as a matter of applicable law.

(b) Vendor warrants and represents that there is not now pending any action, complaint, petition, Vendor charge, grievance, or any other form of administrative, legal or arbitral proceeding by Vendor against the Company and further warrants and represents that no such proceeding of any kind shall be instituted by or on Vendor’s behalf based upon any and all Claims released herein.

(c) Vendor expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Vendor has or may have under the Age Discrimination in Executive Services Act of 1967, as amended, 29 U.S.C. §621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(i) Vendor is advised to consult an attorney before signing this Release;

(ii) Vendor is granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release;

(iii) Vendor will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

(iv) Vendor hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing Vendor’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled; and

(v) Nothing in this Release prevents or precludes Vendor from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.   Severability. Vendor understands that whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.   No Representations. Vendor has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.

9.   Voluntary Execution of Release. This Release is executed voluntarily by Vendor and without any duress or undue influence and with the full intent of releasing all claims. Vendor acknowledges that:

(a) He has read this Release;

(b) He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

(c) He understands the terms and consequences of this Release and of the releases it contains;

(d) He is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, Vendor has executed this Release as shown below.

_______________________

Dated: __________________

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my Executive Services provided to GBS Enterprises Incorporated., a Nevada corporation (the "Company'), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

ARTICLE I
PROPRIETARY INFORMATION AND COMPANY DOCUMENTS

1.1   Proprietary Information. I understand that the Company possesses Proprietary Information which is important to its business. "Proprietary Information" is information developed, created or discovered by the Company, or which became known by or was conveyed to the Company, which has or could have commercial value in the Company's business. By way of illustration, but not limitation, Proprietary Information includes any and all technical and nontechnical information such as patent, copyright, trade secret, mask works, techniques, methodologies inventions, know-how, processes, sketches, drawings, models, apparatus, equipment, algorithms, data, database, database criteria, software programs and subroutines, source and object code, features, modes of operation, formulae related to the current, future and proposed products and services of Company, research, experimental work, development, design details, specifications, engineering, financial information, procurement requirements, purchasing, manufacturing and customer lists, business forecasts, sales and merchandising plans, marketing plans, other employee's positions, skill levels, duties, compensation and all other terms of their Executive Services . I acknowledge that Proprietary Information may include information previously disclosed to me. Proprietary Information may be stamped or otherwise marked "Confidential, " Proprietary," or with some similar designation. If any information or material is not so marked but nonetheless it meets the definition above, it is still Proprietary Information. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company's written opinion as to their status. I understand that Proprietary Information does not include any information, idea or material that: (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my engagement as a consultant by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. Proprietary Information also does not include my general knowledge and skill obtained during the course of my engagement as a consultant . I understand that my engagement as a consultant creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

1.2   Company Documents. I understand that the Company possesses Company Documents which are important to its business. "Company Documents" are documents or other media, including without limitation electronic data and information, that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. Company Documents include, but are not limited to, documents, spreadsheets, presentations, reports, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, electronic communications, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

ARTICLE II
RESTRICTIONS ON USE

2.1   Proprietary Information. All Proprietary Information and all patents, copyrights and other rights in connection therewith are and shall remain solely the property of the Company. At all times, both during my engagement as a consultant to the Company and after his termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior approval of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

2.2   Company Documents. All Company Documents are and shall remain solely the property of the Company. I agree that during my engagement as a consultant to the Company, I will not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with the performance of my duties to the Company and pursuant to appropriate non-disclosure agreements.

2.3   Third Party Information. I recognize that the Company may have received and in the future will receive from third parties their confidential or proprietary non-public information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during my engagement as a consultant to the Company and after its termination, I will keep in confident and trust and will not use or disclose any such confidential or proprietary information or anything relating to it without the prior approval of the Company, except as may be necessary in the ordinary course of performing my duties to the Company consistent with the Company's agreement with such third party.

2.4   Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current "need to know." I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I agree not to remove Proprietary Information from the Company's premises except as required in the course of my consultancy with the Company.

2.5   Actions on Termination. I further agree that, immediately upon the termination of my engagement as a consultant to the Company for any reason, or at any other time requested by the Company, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to the public; and (iii) my copy of this Agreement, and will agree to sign and deliver a Termination Certificate in the form attached hereto as Exhibit 1.

ARTICLE III
PERSONAL INFORMATION

3.1   Definition of Personal Information. "Personal Information" means personally identifiable information about employees, independent contractors or third party individuals, including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.

3.2   Protection of Personal Information. During my engagement as a consultant with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals' Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing any terms and conditions with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

ARTICLE IV
INVENTIONS

4.1   Definition. As used in this Agreement, the term "Inventions" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.

4.2   Records. I agree during the term of this Agreement to make and maintain adequate and current records, in a form specified by the Company, of all Inventions, that I develop during the term of this Agreement. Such records shall remain the sole property of the Company at all times.

4.3   Disclosure of Inventions. I will promptly disclose in writing to my immediate supervisor, or to any persons designated by the Company, all Inventions, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of engagement as a consultant. I will also disclose all things that would be Inventions if made during the term of my engagement as a consultant to the Company, but conceived, reduced to practice, or developed by me within three (3) months of the termination of my engagement as a consultant to the Company to permit a determination by the Company as to whether such Inventions should be property of the Company. Such disclosures shall be received by the Company in confidence. I will not disclose Inventions to any person outside the Company unless I am requested to do so by my supervisor or other person designated by the Company. Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company's business or anticipated research, I agree to deliver a copy of such material to the Company, for its review. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information.

4.4   Ownership of Inventions. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my consultancy shall be the sole property of the Company. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions are "works made for hire" (as that term is used in the United States Copyright Act) for the Company, and that all rights to such Inventions in all forms shall belong to the Company for all purposes throughout the universe in perpetuity.

4.5   Assignment. I hereby assign to the Company any right, title or interest I have or may in the future acquire in Inventions which I make, conceive or reduce to practice or develop (in whole or in part, either alone or jointly with others) during my consultancy. I am aware and hereby acknowledge that new rights to the Inventions and new or changed technology, uses, media, formats, modes of transmission and methods of distribution, dissemination, exhibition or performance are being and will inevitably continue to be developed in the future, which offer new opportunities for exploiting the Inventions, and I intend and hereby do grant and convey to the Company any and all new rights to and all new exploitation rights in respect of the Inventions. I agree to confirm any such waivers and consents from time to time as requested by the Company.

4.6   License. To the extent any of the rights, title and interest in and to the Inventions cannot be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Inventions can be neither assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successors in interest to such non-assignable and non-licensable rights.

4.7   Moral Rights. The Company is the "author" of such Inventions for all purposes, and the sole and exclusive owner of all the rights therein and thereto, including all so-called "moral rights of authors" and "droit moral" rights and any similar or analogous rights under the applicable laws of any country of the world. To the extent such moral rights cannot be assigned under applicable law, I hereby waive such moral rights and consent to any action of the Company that would violate such moral rights in the absence of such consent. I hereby authorize the Company to publish the Inventions in the Company's sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Inventions or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Inventions, and I will confirm any such ratifications and consents from time to time as requested by the Company.

4.8  Further Assurances. I agree to perform, during and after my engagement as a consultant to the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights or other rights on such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in filing, prosecution, or registration of patents or other applications, assistance in the enforcement of proprietary rights, or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

ARTICLE V
PRIOR INVENTIONS

5.1   Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

5.2   Disclosure of Prior Innovations. I have identified on Exhibit 2 attached hereto all Inventions, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my consultancy with Company, which I desire to be excluded from this Agreement. I represent that I have no rights in any Inventions other than those specified in Exhibit 2. If there is no such list on Exhibit 2, I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such prior Inventions at the time of signing this Agreement.

5.3   Prior Agreements; No Conflict. I represent and warrant that my performance of all the terms of this Agreement and as an employee or consultant of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my engagement as a consultant to the Company. I will not improperly use or disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others and understand that the Company will not ask me to do so. Additionally, I will not bring any confidential, proprietary or trade secret information or material belonging to others onto the Company's premises. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my engagement as a consultant to the Company.

ARTICLE VI
GENERAL PROVISIONS

6.1   Governing Law. The interpretation, validity and effect of this Agreement shall be governed by the laws of the State of Nevada, without reference to its conflict of laws provision.

6.2   Parties Bound and Benefited. This Agreement shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

6.3   Specific Performance. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth herein. Accordingly, I agree that if I breach any such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach by me and to specific performance of any provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

6.4   Indemnification. I agree to indemnify and hold the Company harmless for all damages, costs and expenses of litigation (including reasonable attorneys' fees) associated with any violations of any agreements to which I am a party, any inaccuracies in or breaches of any representations, warranties or covenants I have made in this Agreement or my consulting agreement with the Company, if any, or for any violation by me of any laws.

6.5   Entire Agreement. This Agreement (along with the Exhibits attached hereto) and my consulting agreement with the Company, if any, constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties, whether oral or written, with respect to its subject matter. This Agreement can only be modified by a subsequent written agreement executed by the parties hereto.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

GBS Enterprises Incorporated

By: ____________________________
Name: _______________________________	Signature
Title: ________________________________
Street Address

City State Zip Code

EXHIBIT 1

Termination Certificate

I certify that I have complied with all the terms of the Proprietary Information and Invention Agreement of GBS Enterprises Incorporated (the "Company") signed by me (the "Agreement"), including the reporting of any Inventions or other Proprietary Information (as defined therein), conceived or made by me (solely or jointly with others) covered by the Agreement.

Further, I certify that I do not have in my possession, nor have I failed to return, any Company Documents (as defined in the Agreement) or reproductions of any aforementioned items belonging to the Company.

Further, I agree that, in compliance with the Agreement, I will preserve as confidential all Proprietary Information or anything relating or pertaining to any business of the Company or any of his employees, clients, consultants or licensees.

______________________________________________
Print Name

______________________________________________ Signature	Date ______________________________________________

EXHIBIT 2

1.      The following is a complete list of all Inventions relevant to the subject matter of my engagement as a consultant to the Company that have been made or conceived or first reduced to practice by me or jointly with others prior to my engagement as a consultant, which I desire to remove from the operation of the Company's Proprietary Information and Invention Agreement:

______    No inventions or improvements.

______    See below: Any and all inventions regarding:

______    Additional sheets attached.

2.      I propose to bring to my engagement as a consultant the following materials and documents of a former employer:

______    No materials or documents

______    See below:

______________________________________________
Print Name

______________________________________________ Signature	Date ______________________________________________